For Immediate Release	Exhibit 99.1
Contact:

Jerry Daly	Dennis Craven
Daly Gray Public Relations	Chief Financial Officer
jerry@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Trust Amends Credit Facility, Increases Capacity for Acquisitions,
Extends Maturity to 2017, Incremental Borrowings Unsecured

PALM BEACH, Fla., December 12, 2013-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium branded select-service hotels, today announced that it successfully closed on an amendment to its revolving credit facility.

On December 11, 2013, the company completed the amendment. The company currently has $49 million outstanding on its credit facility. The amendment extends the maturity date to October, 2016, and includes an option to extend the maturity by an additional year. Other key terms amended were as follows:

	Previous Terms	Amended Terms
Facility amount	$105 million	$175 million
Accordion feature	Additional $10 million	Additional $50 million
Security	Fully Secured	Borrowing base additions are unsecured

Participating lenders for the secured line of credit include Barclays Capital, Regions Capital Markets, US Bank National Association, Credit Agricole Corporate and Investment Bank and UBS Securities. Barclays Capital and Regions Capital Markets acted as joint lead arrangers, Barclays Bank PLC as administrative agent, Regions Bank as syndication agent, with Credit Agricole Corporate and Investment Bank, UBS Securities and US Bank National Association acting as co-documentation agents.

“We have acquired approximately $260 million of high quality hotels since last December, we have an active acquisition pipeline, and we will continue to use our balance sheet to make accretive, value-enhancing acquisitions,” said Dennis M. Craven, Chatham’s chief financial officer. “As Chatham evolves into a premier owner of upscale extended-stay and premium-branded, select-service hotels, we appreciate the support of our lenders and their participation across multiple levels of our treasury function and capital stack.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 77 hotels totaling 10,686 rooms/suites, comprised of 25 hotels it wholly owns with an aggregate of 3,591 rooms/suites in 15 states and the District of Columbia and holds a minority investment in two joint ventures that own 52 hotels with an aggregate of 7,095 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.